                                                                    Exhibit 5(m)


                                AMENDMENT NO. 2

Amendment No. 2, effective September 1, 1997 (the "Amendment"), with respect to the Management Agreement between Allmerica Investment Management Company, Inc. (the "Adviser") and Allmerica Investment Trust (the "Trust") dated July 1, 1992 (the "Agreement"), as supplemented.

The Trust and the Adviser amend the Agreement as it relates to the Select Aggressive Growth Fund, Select Capital Appreciation Fund, Select International Equity Fund, Growth Fund, Select Growth and Income Fund, Select Income Fund and Investment Grade Income Fund, series of the Trust, to provide that the fee paid to the Adviser will be computed daily at an annual rate based on the average daily net asset value of each Fund as set forth below:

                                   Select          Select            Select
                                 Aggressive       Capital         International                 Select Growth
                                   Growth       Appreciation          Equity         Growth          and
            Assets                  Fund            Fund               Fund           Fund       Income Fund
            ------                  ----            ----               ----           ----       -----------
First $100 Million..............    1.00%           1.00%             1.00%          0.60%          0.75%
$100 to $250 Million............    0.90%           0.90%             0.90%          0.60%          0.70%
$250 to $500 Million............    0.85%           0.85%             0.85%          0.40%          0.65%
Over $500 Million...............    0.85%           0.85%             0.85%          0.35%          0.65%
                                                                                  Investment
                                                     Select                          Grade
Assets                                            Income Fund                     Income Fund
------                                            -----------                     -----------
First $50 Million..............................      0.60%                           0.50%
$50 to $100 Million............................      0.55%                           0.45%
Over $100 Million..............................      0.45%                           0.40%

This Amendment does not intend to and does not otherwise alter or amend the Agreement which remains in full force and effect.

Allmerica Investment Trust                   Allmerica Investment Management
                                             Company, Inc.


By:  /s/ Richard M. Reilly                   By:  /s/ Thomas P. Cunningham
   -----------------------------                ------------------------------
Date:      8/26/97                           Date:            8/26/97
     ---------------------------                  ----------------------------